                                                                      Exhibit 12

AETNA INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                               Nine Months Ended                               Years Ended
                                   September 30,                              December 31,
                               --------------------     -------------------------------------------------------
(Million)                                1999              1998        1997        1996       1995         1994
---------------------------------------------------------------------------------------------------------------
Pretax income from
    continuing operations            $1,012.6          $1,408.3     $1,511.2     $338.7     $726.2       $627.5

Add back fixed charges                  291.9             358.5        321.9      245.1      187.0        170.8
Minority interest                        12.9              10.7         14.7       16.4       16.1         11.4
---------------------------------------------------------------------------------------------------------------

    Income as adjusted               $1,317.4          $1,777.5     $1,847.8     $600.2     $929.3       $809.7
===============================================================================================================

Fixed charges:
    Interest on indebtedness (1)       $201.1         $   250.9    $   235.8     $168.3     $115.9      $  98.6
    Portion of rents representative
        of interest factor               90.8             107.6         86.1       76.8       71.1         72.2
---------------------------------------------------------------------------------------------------------------

    Total fixed charges                $291.9         $   358.5    $   321.9     $245.1     $187.0       $170.8
===============================================================================================================

Preferred stock dividend
    requirements                         54.0              92.2         92.4       41.1          -            -
---------------------------------------------------------------------------------------------------------------
Total combined fixed charges
    and preferred stock dividend
    requirements                       $345.9         $   450.7    $   414.3     $286.2     $187.0       $170.8
===============================================================================================================

Ratio of earnings to fixed
      charges                            4.51              4.96         5.74       2.45       4.97         4.74
===============================================================================================================

Ratio of earnings to combined
    fixed charges and preferred
    stock dividends                      3.81              3.94         4.46       2.10       4.97         4.74
===============================================================================================================

(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 15 of Notes to Consolidated Financial Statements in the Company's 1998 Annual Report.)


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                                                          Exhibit 12 (Continued)

AETNA SERVICES, INC. (1)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                 Nine Months Ended                        Years Ended
                                                   September 30,                          December 31,
                                             -----------------------    ------------------------------------------------
(Millions)                                               1999                   1998              1997              1996
------------------------------------------------------------------------------------------------------------------------
Pretax income from continuing operations               $741.3               $1,162.7          $1,505.2            $335.0

Add back fixed charges                                  289.8                  354.3             318.1             243.8
Minority interest                                        12.3                   10.8              15.7              16.4
------------------------------------------------------------------------------------------------------------------------

   Income as adjusted                                $1,043.4               $1,527.8          $1,839.0            $595.2
========================================================================================================================

Fixed charges:
   Interest on indebtedness (2)                        $201.1              $   250.9         $   234.0            $168.3
   Portion of rents representative
       of interest factor                                88.7                  103.4              84.1              75.5
------------------------------------------------------------------------------------------------------------------------

    Total fixed charges                                $289.8              $   354.3         $   318.1            $243.8
========================================================================================================================

Preferred stock dividend requirements                       -                      -                 -                 -
------------------------------------------------------------------------------------------------------------------------

Total combined fixed charges and preferred
    stock dividend requirements                        $289.8              $   354.3         $   318.1            $243.8
========================================================================================================================

Ratio of earnings to fixed charges                       3.60                   4.31              5.78              2.44
========================================================================================================================

Ratio of earnings to combined fixed charges
    and preferred stock dividends                        3.60                   4.31              5.78              2.44
========================================================================================================================

(1) Aetna Inc. has fully and unconditionally guaranteed the payment of all principal, premium, if any, and interest on all outstanding debt securities of Aetna Services, Inc. (See Note 14 of Notes to Financial Statements in the Company's 1998 Annual Report.)

(2) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 15 of Notes to Consolidated Financial Statements in the Company's 1998 Annual Report.)